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                        AGREEMENT AND PLAN OF MERGER OF
                      ERUDITE SOFTWARE & CONSULTING, INC.
                    WITH AND INTO GSE ERUDITE SOFTWARE, INC.


        AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of May 17, 1996, by and between Erudite Software & Consulting, Inc. ("Erudite"), a Utah corporation having its principal executive office at Suite 460, 406 West 10600 South, South Jordan, Utah 84095, and GSE Erudite Software, Inc. ("GSE Sub"), a Delaware corporation having its principal executive office at 8930 Stanford Boulevard, Columbia, Maryland 21045, and joined in by GSE Systems, Inc. ("GSE"), a Delaware corporation having its principal executive office at 8930 Stanford Boulevard, Columbia, Maryland 21045.


                              W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of GSE, GSE Sub and Erudite deem the merger of Erudite with and into GSE Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders; and

        WHEREAS, the Board of Directors of Erudite and its shareholders have approved this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement") in accordance with the laws of the State of Utah, and the Board of Directors of GSE Sub, and GSE as the sole stockholder of GSE Sub, have approved this Plan of Merger and the Reorganization Agreement in accordance with the laws of Delaware;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

                                  ARTICLE I
                                   MERGER

        Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter
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defined), Erudite shall be merged with and into GSE Sub, pursuant to the provisions of, and with the effect provided in, Part 11 of the Utah Revised Business Corporation Act, Utah Code Section 16-10a-1101 et seq. and 8 Del. Code Ch. 1, subchapter IX (the "Merger"). At the Effective Time, the separate existence of Erudite shall cease and GSE Sub, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (GSE Sub as existing at and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation.")

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BYLAWS

        The Certificate of Incorporation and the Bylaws of GSE Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until amended in accordance with their terms and applicable law.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

        At the Effective Time, the Board of Directors and officers of the Surviving Corporation shall consist of the persons, serving in the capacities indicated opposite their names, listed on Schedule A attached hereto.

                                   ARTICLE IV
                                    CAPITAL

        The shares of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

                                   ARTICLE V
                       CONVERSION AND EXCHANGE OF ERUDITE
                       SHARES; FRACTIONAL SHARE INTERESTS

        1. At the Effective Time, each share of the common stock of Erudite, no par value per share ("Erudite Common Stock"), outstanding immediately prior to the Effective Time (except as provided in Paragraphs 2, 6 and 7 of this Article) shall by virtue of the Merger be converted into 84.07 shares of common stock, par value $.01 per share, of GSE ("GSE Common Stock").
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        2.  At the Effective Time, all shares of Erudite Common Stock held in the treasury of Erudite shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

        3. At and after the Effective Time, each holder of a certificate or certificates theretofore representing outstanding shares of Erudite Common Stock (a "Certificate") may surrender the same to GSE or its agent for cancellation, and each such holder shall be entitled upon such surrender to receive in exchange therefor (i) certificate(s) representing the number of shares of GSE Common Stock to which such holder is entitled as provided herein and (ii) a check in an amount equal to the aggregate amount of cash to which such holder is entitled to be paid pursuant to Paragraph 7 of this Article V, without interest. Until so surrendered, each Certificate, after the Effective Time, shall be deemed for all purposes to evidence ownership of the number of shares of GSE Common Stock into which the shares represented by such Certificate have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Time with respect to GSE Common Stock shall be paid to the holder of any unsurrendered Certificate. After the surrender of a Certificate in accordance with this Article V, the record holder of the GSE Common Stock shares represented by such Certificate shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to such shares of GSE Common Stock. If any certificate for shares of GSE Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of GSE or its agent that such taxes are not payable.

        4. The certificates representing shares of GSE Common Stock issued pursuant to this Plan of Merger shall bear a legend substantially to the following effect:

        THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE
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        SECURITIES LAW OF ANY JURISDICTION AND MAY NOT BE TRANSFERRED
        UNTIL (A) A REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO OR (B) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

        5. At the Effective Time, the stock transfer books of Erudite shall be closed and no transfer of Erudite Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither GSE or its agent nor any party to the Merger shall be liable to a holder of Erudite Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

        6. In the event that prior to the Effective Time the outstanding shares of GSE Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in GSE's capitalization, all without GSE receiving adequate consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of GSE stock to be thereafter delivered pursuant to this Plan of Merger.

        7. Notwithstanding any other provision hereof, each holder of shares of Erudite Common Stock who would otherwise have been entitled to receive a fraction of a share of GSE Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of GSE Common Stock multiplied by the closing price of GSE Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, Eastern Edition, or other authoritative source) on the last business day preceding the Effective Time. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.
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                                   ARTICLE VI
                          EFFECTIVE TIME OF THE MERGER

        GSE Sub shall execute a certificate of merger and shall cause such certificate to be delivered to the Delaware Secretary of State in accordance with Section 252(c) of the Delaware General Corporation Law. GSE Sub also shall execute articles of merger and cause such articles to be delivered to Utah's Division of Corporations and Commercial Code in accordance with Utah Code Sections 16-10a-1105 and 16-10a-1107. The Merger shall be effective when both such certificate of merger and such articles of merger have been so delivered (such date and time being herein referred to as the "Effective Time").

                                  ARTICLE VII
                               FURTHER ASSURANCES

        If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Erudite, or to otherwise carry out the provisions hereof, the proper officers and directors of Erudite, as of the Effective Time, and thereafter the officers of the Surviving Corporation acting on behalf of Erudite, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

        The obligations of GSE, GSE Sub and Erudite to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE IX
                                  TERMINATION

        Notwithstanding anything contained in the Plan of Merger to the contrary, and notwithstanding adoption hereof by the shareholders of Erudite, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.
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                                   ARTICLE X
                                 MISCELLANEOUS

        1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Time by mutual agreement of GSE, GSE Sub and Erudite. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors or officers authorized thereby and, if required by applicable law, by the shareholders of GSE Sub and/or Erudite.

        2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

        3. The headings of the Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

        4. This Plan of Merger shall be governed by and construed in accordance with the laws of Delaware applicable to the internal affairs of Erudite and GSE Sub, except to the extent that application of the laws of Utah are mandated by the Utah Revised Business Corporation Act.
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        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.


                                     GSE SYSTEMS, INC.



                                     By
                                        -----------------------
                                        Name:
                                        Title:




                                     GSE ERUDITE SOFTWARE, INC.



                                     By
                                        -----------------------
                                        Name:
                                        Title:




                                     ERUDITE SOFTWARE & CONSULTING, INC.



                                     By
                                        ------------------------
                                        Name:
                                        Title: